Exhibit 4(r)
                                                                    ------------

                             PAYING AGENT AGREEMENT

         This Paying Agent Agreement ("Agreement") is entered into as of December 11, 2002 between Registrar and Transfer Company, as Paying Agent (the
                                                             ------------
"Paying Agent"), Royal Palm Beach Colony, Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the "Partnership"), Stein Management Company, Inc., the managing general partner of
 -----------
the Partnership ("Steinco") and Steinco LLC ("SLLC") a New Jersey limited
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liability company and a subsidiary of Steinco.


A. The Partnership was organized in 1985 for the express purpose of disposing of certain assets distributed to it by a predecessor corporation, and thereafter distributing the net proceeds thereof to the partners of the Partnership. The Partnership has been operated pursuant to an Agreement of Limited Partnership dated as of May 22, 1985 (the "Partnership Agreement").
                               ---------------------
B. (1) In connection with the formation of the Partnership, holders of the common stock of the predecessor corporation were entitled to receive certificates for a number of Partnership Units exactly equal to the number of shares of common stock held by them. Certain shareholders, however, did not exchange their stock certificates for Partnership Unit certificates. The stock certificates that have not been exchanged are referred to hereafter as "Unexchanged Certificates." For convenience,
 -------------------------

     (a) the terms "Partner" and "Partners" mean, collectively, the holder or
                    -------       --------
holders of certificated Units and holders of Unexchanged Shares, unless the context otherwise requires; and

     (b) the term "Unit" or "Partnership Unit" or the plural of either terms
                   ----      ----------------
means a unit or units of interest in the Partnership, whether such Unit is owned by a holder of Certificated Units or is represented by Unexchanged Shares.

C. A subsidiary of Predecessor Company which owned and operated a water utility ("Utility") in the Village of Royal Palm Beach, Florida (the "Village"),
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executed an Agreement of Purchase and Sale dated March 30, 1983 (the "Utility
                                                                      -------
Agreement"), pursuant to which, among other matters, the Village purchased the
---------
Utility and agreed, in addition to a cash payment at closing, to make additional annual payments (the "Contingent Payments) based on the number of new
                      -------------------
residential and other water hookups taking place in the Village during future annual periods. Three annual Contingent Payments remain to be made by the Village in respect of the fiscal years of the Utility ending August 31 of each of 2002, 2003 and 2004, with the payments to be made on January 15 of 2003, 2004 and 2005, respectively. The Contingent Payment due in January 2003 will be approximately $650,000. The Partnership cannot predict the amount of the Contingent Payments due in 2004 and 2005.

D. The only remaining assets of the Partnership are (1) cash and (2) the right to receive the Contingent Payments. The Board of Directors of SLLC has therefore caused the Partnership to adopt a Plan of Liquidation ("Liquidation Plan ")
                                                        ----------------
under which the Partnership will be liquidated and dissolved, and its assets distributed pro rata to the Partners in accordance with their

Percentage Interests in the Partnership, all as originally contemplated in the Partnership Agreement (hereafter the "Liquidation"). A copy of the Liquidation Plan is appended as an Exhibit to this Agreement. Pursuant to the Liquidation Plan, the liquidation date (hereafter the "Liquidation Date" shall occur on or
                                           ----------------
before December 30, 2002 but may be deferred by Steinco under certain circumstances.

E. On or shortly prior to the Liquidation Date, the Partnership will distribute substantially all of its remaining cash (other than cash to be held in the Reserve Account (as defined in the Liquidation Plan)) to Notice Record Holders (as defined in Section 1(b) of the Liquidation Plan - (said distribution being hereafter referred to as the "Pre-Liquidation Distribution").

F. SLLC, following the Liquidation Date, will act as Liquidating Agent for the dissolved Partnership. Steinco is the Managing member of SLLC. The Liquidation Plan provides that in order to facilitate the eventual distribution to the partners of any amounts collected in respect of the Contingent Payments, the Partnership shall assign, as of the Liquidation Date, undivided, non-transferable interests in the Contingent Payments to the Partners pro rata in accordance with their respective Percentage Interests. In order to create a mechanism to accomplish the foregoing, the legal rights of the Partnership to receive such Contingent Payments will be assigned to SLLC acting solely as Liquidating Agent for the dissolved Partnership, and solely to enable SLLC to have the right to enforce payment of the Contingent Payments on behalf of the Record Holders should the necessity for such enforcement arise. The Partnership has entered into an Addendum to the Utility Agreement with the Village (hereafter the "Utility Addendum") pursuant to which the Village will directly transfer to the Paying Agent such amounts, if any, as become due in respect of the Contingent Payments, for further distribution by the Paying Agent to the Partners of record as of the Liquidation Date.

G. The Paying Agent has heretofore served as the transfer agent for the Partnership's Units and performed distribution and certain tax-related services for the Partnership, and shall continue to serve in such capacity through the Liquidation Date. Steinco, SLLC and the Partnership desire to retain the Paying Agent to provide paying agency services with respect to the collection of Contingent Payments when, as and if the Contingent Payments are transmitted to the Paying Agent pursuant to the Utility Addendum, and to distribute the net amount thereof to the Record Holders. SLLC and the Partnership also desire the Paying Agent to continue to perform certain other services relating to the Partnership's final tax return and the distribution of tax information to former Partners.

H. Wherever capitalized terms are used herein and not otherwise defined they shall have the meanings ascribed to them in the Liquidation Plan.

         NOW THEREFORE, the parties agree as follows:

1. Delivery of Documents (a) The Partnership has delivered to the Paying Agent
   ---------------------
the following documents in connection with its appointment:

     (i) The Liquidation Plan;

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


     (ii) The Utility Addendum;

     (iii) The Partnership's report on Form 10-K to the Securities and Exchange Commission for the Partnership's fiscal year ended September 30, 2002, in the form to be filed with the Commission; (provided, however, that the Partnership may make miscellaneous changes to such report which do not substantively or procedurally disclose any matter which Paying Agent reasonably deems to be prejudicial or adverse to the Paying Agent);

     (iv) A draft of the Liquidation Notice contemplated under Section 1(c) of the Liquidation Plan;

     (v) A draft of the assignment to be made of the Contingent Payments contemplated under Section 3(a) of the Liquidation Plan. The amount of such undivided interest assigned to each Record Holder shall be equal to such Partner's Percentage Interest (as defined in the Liquidation Plan) of each such Contingent Payment.

     (b) Steinco may make miscellaneous changes to any of the foregoing documents which do not substantively or procedurally disclose any matter which Paying Agent reasonably deems to be prejudicial or adverse to the Paying Agent).

     (c) Promptly after the execution and effectiveness and/or filing of any documents delivered in draft form, the Partnership shall deliver to the Paying Agent true copies of such documents as the same have been executed and/or filed.

2. Establishment of Record Holders, Mailing of Notices
   ---------------------------------------------------
     (a) Notice Record Date
         ------------------

         (i) The Paying Agent will cause a record ("Record List") to be made of all Record Holders of the Partnership as of the Notice Record Date, as described in Section 1(b) of the Plan. Partners listed on the First Record List are hereafter referred to as the "Notice Record Holders."

         (ii) The Partnership shall prepare and deliver to the Paying Agent a notice ("Liquidation Notice") to each Unit Holder of record on the Preliminary Record List, advising of the forthcoming liquidation of the Partnership. The Preliminary Liquidation Notice shall

         (A) establish a future record date ("Pre-Liquidation Distribution Record Date") and payment date for determination of Partners entitled to the Pre-Liquidation Distribution.; and

         (B) state the intended Liquidation Date of the Partnership.

         (iii) The Paying Agent shall thereafter deliver the Liquidation Notice to the Notice Record Holders by first class mail, together with a copy of the Liquidation Plan and a copy of the Partnership's Report on Form 10-K for the year ended September 30, 2002.

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


         (b) Pre-Liquidation Record Date and Pre-Liquidation Distribution The
             ------------------------------------------------------------
Paying Agent will take its customary steps to take a record of all record holders as of the Pre-Liquidation Distribution Record Date. At least seven (7) days prior to the Pre-Liquidation Distribution Date the Partnership will pay over to the Paying Agent the amount of the Pre-Liquidation Distribution. The Paying Agent shall thereafter, on the Pre-Liquidation Distribution Date, distribute such amount to the record holders as of the Pre-Liquidation Distribution Record Date, pro rata in accordance with their respective Percentage Interests.

         (c) Final Record Date
             -----------------

         (i) The Paying Agent shall cause to be prepared, as of the Liquidation Date, a final record of each of the Partners who are holders of record of Partnership Units (the "Final Record List"). Such Partners are hereafter referred to as "Record Holders." The Final Record List shall set forth the full name, address, taxpayer identification number (if known), number of Units held and Percentage Interest of each Record Holder as of the Liquidation Date. A copy of the Record list shall be maintained by SLLC as Liquidating Agent.

         (ii) The Final Record List shall not be changed other than for the correction of ministerial errors, including errors in ascribing interests to Record Holders or holders of Unexchanged Shares, or errors in the computation of Percentage Interests. For such purposes, SLLC is authorized to deliver supplements or amendments of the Final Record List to the Paying Agent. Notwithstanding the foregoing, both R&T and SLLC shall abide by any order issued by a court of competent jurisdiction, including court orders pertaining to the transfer of Contingent Payment Interests for any reason including by testate or intestate succession.

         (d) Final Beneficial Owner List
             ---------------------------

         (i) The Paying Agent shall, as of the Liquidation Date, prepare the Final Beneficial Owner List. As used herein "Final Beneficial Owner List" means
                                             ---------------------------
a list, prepared substantially in accordance with the Partnership's annual practice, containing the names of all of the beneficial owners of the Partnership's partnership Units to the extent such beneficial owners can be ascertained without undue expense, for the sole purpose of (i) determining the names, addresses, beneficial ownership of Units and to the extent obtainable taxpayer identifying information of beneficial owners (ii) distributing to such beneficial owners with final Forms K-1 reflecting their respective shares of items of income and deductions of the Partnership for its tax year ending December 31, 2002 and (iii) distributing to such beneficial owners forms 1099-Misc with respect to each Contingent Payment distribution.

         (ii) The Partnership shall, prior to the Liquidation Date, retain the services of Wall Street Concepts, Inc. to perform the services it has performed in prior years for the purposes obtaining up-to-date information from brokers and other institutional Record Holders of the Partnership's Units concerning persons or entities for whom such Record Holders hold Units in "street" name. To the extent that the number of Units identified by a Record Holder to named beneficial owners is exceeded by the number of Units attributed to such Record Holder on the Final Record List, such excess shall be attributed to the Record Holder.

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


         3. Authorization of Actions by Paying Agent
            ----------------------------------------

         The Paying Agent is authorized and hereby agrees to act as follows:

         (a) to act as Transfer Agent for the Partnership through the Liquidation Date and to perform its customary services at its customary fees through the Liquidation Date;

         (b) to receive all Contingent Payments made by the Village pursuant to the Utility Addendum and deposit the same in an account or otherwise segregate such funds for the benefit of Record Holders;

         (c) promptly to notify SLLC of any Incremental R&T Costs ;

         (d) to follow instructions of SLLC with respect to the waiver of any irregularities or deficiencies associated with any list or Record Holders and/or beneficial owners;

         (e) promptly following the receipt of Contingent Payments, to

         (i) determine whether any Incremental R&T Costs (as defined in Section 6(b) below) have not been reimbursed and, if not so reimbursed, to promptly request SLLC to effect reimbursement thereof from the Reserve Account and, if such reimbursement is not made with 15 days after delivery of such request, to deduct the same and pay the amount thereof to itself prior to determining the net amount of the Contingent Payment distributable to Record Holders ("Net
                                                                       ---
Contingent Payment");
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         (ii) to receive and carry out instructions from SLLC to add funds to the Reserve Account out of the Contingent Payments upon the certification from SLLC that such additions are required or permitted pursuant to the Liquidation Plan;

         (iii) determine to portion each Net Contingent Payment to be distributed to each Record Holder based upon the Percentage Interest attributable to each Record Holder;

         (iv) mail to each Record Holder at the address specified in the Final Record List, by first class mail, postage prepaid, a check representing the amount of their Percentage Interest in the Net Contingent Payment; and

         (v) to render a prompt written report to SLLC listing the payments made to each Record Holder.

         4. Preparation and Mailing of Tax Information
            ------------------------------------------

         (a) Forms K-1 Promptly following the end of each calendar year in which
             ---------
Contingent Payments are distributed to Record Holders, the Paying Agent will issue to each Beneficial Owner a Form 1099-Misc indicated the amount so distributed.

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

         (b) Forms 1099 Misc The Paying Agent shall distribute to each Record
             ---------------
Holder as Form 1099-Misc with respect to each distribution of a Contingent Payment. Pursuant to the Utility Addendum, such Forms shall be issued in the name of and carry the taxpayer Identification Number of the Village.

         5. Limitations of Paying Agent Obligations
            ---------------------------------------

         The Paying Agent shall:

         (a) have no duties or obligations other than those specifically set forth herein;

         (b) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own;

         (c) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity by a party having, it the Paying Agent's reasonable judgment, sufficient capability of making good on any such indemnity;

         (d) have the right to rely on and shall be protected in acting on the written or oral instructions with respect to any matter relating to its actions as Paying Agent shall receive from any person it reasonably believes to be an executive officer of Steinco (prior to the Liquidation Date) or an executive officer of or managing member or manager of SLLC (from and after the Liquidation
Date) which are not inconsistent with the provisions of this Agreement;

         (e) be able to rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or any other document or security delivered to it and believed by it reasonably and in good faith to be genuine and to have been signed by the proper party or parties;

         (f) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document or funds under this Agreement and shall have no responsibility with respect to the use or application of any funds delivered by it pursuant to the provisions hereof;

         (g) be entitled to consult with counsel satisfactory to it (including counsel for the Partnership or the Liquidating Agent) and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with advise or opinion of such counsel;

         (h) not liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, willful misconduct or bad faith;

         (i) not be bound by any notice or demand, or any waiver or modification of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Paying


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

Agent signed by any person it reasonably believes to be an executive officer of Steinco (prior to the Liquidation Date) or an executive officer of or managing member or manager of SLLC (from and after the Liquidation Date) and, if the Paying Agent's duties or rights are affected, unless the Paying Agent shall give its prior written consent thereto;

         (j) have no duty to enforce any obligation of any person to make delivery, or to direct or cause any delivery to be made, or to enforce any obligation of any person to perform any other act; and

         (k) have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Paying Agent does not exist or has not occurred without incurring liability for any action taken or omitted, or any action suffered by the Paying Agent to be taken or omitted, in good faith or in the exercise of the Paying Agent's best judgment, in reliance upon such assumption.

         6. Compensation to Paying Agent
            ----------------------------

         (a)The Paying Agent shall be entitled to compensation as set forth in Exhibit A attached hereto, to be paid as set forth therein. Such fees shall be paid to the Paying Agent prior to the Liquidation Date.

         (b) If, due to circumstances arising following the Liquidation Date which are not foreseen in this Agreement the Paying Agent incurs additional expenses or renders services in excess of those services contemplated in this Agreement ("Incremental Paying Agent Costs"), SLLC shall pay such additional Incremental Paying Agent Costs from the Reserve Account. If SLLC does not cause such payments to be made, then the Paying Agent shall be entitled to deduct the amount of such Incremental Paying Agent Costs from the any Contingent Payment prior to the distribution thereof to the Record Holders.

         7. Indemnification of Paying Agent The Partnership (and, following the
            -------------------------------
Liquidation Date, SLLC to the extent of the Reserve Account) covenants and agrees to reimburse the Paying Agent for, indemnify it against, and hold it harmless from any and all reasonable costs and expenses (including reasonable fees and expenses of counsel) that may be paid or incurred or suffered by it or to which it may become subject without gross negligence, willful misconduct or bad faith on it part by reason of or as a result of its compliance with the instructions set forth herein or with any additional or supplemental written or oral instructions delivered to it pursuant hereto, or which may arise out of or in connection with the administration and performance of its duties under this Agreement.

         8. Governing Law This Agreement shall be construed and enforced in
            -------------
accordance with the laws of the State of New Jersey and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

         9. Notices. All notices, requests and demands to or upon a party hereto
            --------
shall be in writing and shall be delivered by hand against written receipt, sent by certified or registered mail, return receipt requested, by confirmed facsimile transmission or by courier service which


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

guarantees next business day delivery, and shall be deemed to have been validly served, given or delivered on the date delivered by hand against receipt, in the case of telecopy notice when received at the office of the noticed party, or if by mail or by such courier service when actually delivered to the parties hereto at the addresses set forth below, or to such other addresses as to which any party has delivered notice as required in this subsection:


If to the Paying Agent, to:              Registrar and Transfer Company
                                         10 Commerce Drive
                                         Cranford, New Jersey 07016

                                         Attention:  Kenneth Brotz
                                         ----------  -------------------
                                         c/o David B. Simpson
If to the Partnership, Steinco, or       -------------------------------
SLLC, to the relevant party at:          2 University Plaza
                                         -------------------------------
                                         Hackensack, NY 07601
                                         -------------------------------


         10. Amendments This Agreement may be amended by consent of SLLC and the
             ----------
Paying Agent if (a) such amendment would, in the reasonable discretion of the parties, facilitate the distribution of funds to Record Holders and tax information to Beneficial Owners or otherwise be in the best interests of Record Holders or Beneficial Owners; or (b) unanticipated events occurring subsequent to the Liquidation Date render such changes necessary or advisable in order to protect or enable the parties to protect the best interests of the Record Holders, as reasonably determined by the parties hereto.


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




         IN WITNESS WHEREOF, the parties hereto have caused this Paying Agent Agreement to be executed on their behalf by their officers thereunto duly authorized, all as of the day and year first above written.



    Registrar and Transfer Company:          For the Partnership:


    By: ________________________             Stein Management Company, Inc.
    President and Chief Executive Officer    as Managing Partner

                                             By: ________________________
    Attest: ______________________                    President



                                             Stein Management Company, Inc.

                                             By: ________________________
                                                      Irving Cowan, President

                                             Steinco LLC

                                             by: Stein Management Company, Inc.,
                                             Managing Member

                                             By: ________________________
                                             David B. Simpson, Vice President

                         Registrar and Transfer Company

                       Royal Palm Beach Colony Liquidation
                Paying Agent Service Fees for 2003, 2004 and 2005

                                December 11, 2002

1.       Service Fee:  $18,000

Services & Costs Included:

         o    Maintenance of All Account Records for at least 5 years

         o Calculation and Production of 3 Post-Liquidation Distributions to Holders of Record [Only]

         o Mailing Forms 1099MISC to Holders of Record for each Distribution and Submitting Electronically 1099MISC Information to the IRS


         o Out-of-Pocket Expenses Relating to these Mailings including checks, envelopes, 1099 forms and postage

         o Replacement and Reconciliation of Distribution Checks for these distributions

         o Coding Accounts as lost and performing electronic lost investor searches in accordance with SEC Regulations

         o Reporting of Abandoned Property in Accordance with applicable state laws.

Services Not Included:

Form K-1 production to registered and beneficial shareholders for the current year and going forward. Based upon last year's K-1 production costs, the total cost for 2002 K-1 production is estimated to be about $5,000 including calculation, mailing and postage, but not including any printing costs. R&T will accept such amount this as a fixed fee for 2002 K-1 production, excluding printing costs.

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